NUMBER	SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA ON APRIL 25, 2007

CONTACT MINERALS CORP.

CAPITAL STOCK: 165,000,000 SHARES OF WHICH 150,000,000 SHARES ARE COMMON STOCK WITH A PAR VALUE OF $0.001 EACH AND
15,000,000 ARE PREFERRED STOCK WITH A PAR VALUE OF $0.001 EACH

     This Certifies that _________________ is the registered holder of __________ Common Shares of the Capital Stock of Contact Minerals Corp. transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

     In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal, if adopted, to be hereunto affixed this _____ day of __________ , 2007.

President